EXHIBIT 99

NEWS RELEASE
For Immediate Release
For more information,

ATC Technology Corporation	Mary Ryan
Reports Second Quarter Results	630.663.8283
maryan@corpatc.com
•	Total revenue of $118.5 million down 12.6% from second quarter 2008
•	Reported loss per share of $0.85 from continuing operations, or adjusted earnings per share of $0.54 excluding goodwill impairment and restructuring charges
•	Logistics segment delivered solid performance
•	Liquidity position remains strong
•	Updates 2009 Guidance

Downers Grove, Illinois, July 28, 2009 – ATC Technology Corporation (ATC)
(NASDAQ-GS:ATAC), today reported financial results for the second quarter of 2009.

Second Quarter Results
For the quarter ended June 30, 2009, revenue decreased 12.6% to $118.5 million from $135.6 million for the same period in 2008.  Loss from continuing operations for the second quarter of 2009 was $16.6 million versus income of $9.0 million for the second quarter of 2008.  During the second quarter, the Company recorded a pre-tax goodwill impairment charge of $37 million related to the impending loss of its Honda automatic transmission remanufacturing program and a $2.1 million restructuring charge in its Drivetrain segment.  Loss per share from continuing operations for the quarter was $0.85, as compared to earnings of $0.42 per diluted share for the second quarter of 2008.  On an adjusted basis, excluding the goodwill impairment and restructuring costs, earnings were $0.54 per diluted share for the second quarter of 2009.  The Company expects to record additional restructuring charges of $1.5 million in the Drivetrain segment during the second half of this year.

The Company’s Logistics segment’s revenue for the quarter decreased 1.8% to $84.9 million from $86.5 million for the second quarter of 2008.  Logistics segment profit for the quarter increased 37.7% to $15.7 million from $11.4 million in the same quarter of last year.  The increase in profit was primarily attributable to a favorable mix of services and the benefit of the Company’s cost reduction initiatives.

The Company’s Drivetrain segment’s revenue decreased 31.6% to $33.6 million, compared to $49.1 million for the second quarter of 2008.  Adjusted segment profit decreased to $1.6 million for the quarter, compared to segment profit of $3.1 million for the second quarter of 2008.  Drivetrain results were impacted by across-the-board reduction in volume for all significant customers.

Management Comments
Todd R. Peters, President and CEO said, “During the first half of the year our Logistics segment has delivered better than expected results, as underlying demand for our customers’ products and services remained strong despite a tough market environment.  I am also pleased to report that we have launched initial programs with three new brand-name customers in the consumer electronics space.  These initial programs provide the opportunity for us to develop longer-term relationships.  We have won $29 million in new business year-to-date with new and existing customers.  I remain very enthusiastic about new business prospects in our Logistics segment.  We also benefited from a favorable mix of services and cost reduction initiatives resulting in solid operating margin performance in the Logistics segment.”

“Revenues for our Drivetrain business were disappointing, as we experienced across-the-board softness with all of the segment’s customers.  It is worth noting that profitability in the segment is up sequentially due to benefits beginning to be realized from our restructuring efforts, which began late last year.  I am pleased that we have been awarded new business with Chrysler and Subaru to supply remanufactured engines, thereby strengthening our product profile in North America as a natural extension of our core capabilities.  These new programs with existing customers are an important element in our efforts to stabilize the Drivetrain business and are expected to contribute approximately $15-$17 million in annualized revenue.”

“Our liquidity remains strong with approximately $99 million in cash as of June 30, 2009 in addition to the $79 million of availability on our $150 million credit facility.”

“While the first half of the year has been challenging, we now expect full year revenue of $485-$505 million.  We expect Logistics revenue of $338-$355 million, which reflects the combination of current demand with an anticipated seasonal increase in connection with the holiday season.  We expect continued strong margin performance and segment profit of $59-$62 million.  For Drivetrain, we expect $147-$150 million in revenue and adjusted segment profit of $6-$7 million.  We expect earnings per diluted share from continuing operations of $0.51-$0.61, including charges of $1.54 per share this year for the goodwill impairment and restructuring.  Accordingly, our revised 2009 earnings per share guidance on an adjusted basis is $2.05-$2.15,” Peters concluded.

ATC will simultaneously host a conference call (dial-in number is 877-856-1958) and webcast to discuss the operating highlights and financial results for the second quarter 2009 on Wednesday, July 29, 2009 at 9:00 A.M. Central time.

Conference call information (for those interested in asking questions after the presentation and the webcast link for those interested in listening only) is available at the Company’s web site at www.goATC.com.  Click on Investor Relations and select Webcasts.  You can access the web site at least one hour prior to the call to register, download slides and install any necessary audio/video software.  A “no audio—slides only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one- year on the ATC Technology Corporation web site and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC Technology Corporation is headquartered in Downers Grove, Illinois.  The Company provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light and medium/heavy-duty vehicle service parts markets.

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goATC.com
Certain statements in this news release are “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  These forward-looking statements generally include all statements other than statements of historical fact, including statements that are predictive, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” and similar expressions. In addition, any statements concerning future financial performance or position (including future revenues, expenses, earnings, growth rates or margins), ongoing business strategies, budgets or prospects, and possible future actions are also forward-looking statements. The forward-looking statements contained in this news release are based on information available to our management as of the date of this news release, and reflect management’s judgments, beliefs and assumptions as of the date of this news release with respect to future events, the outcome of which is subject to risks and uncertainties that could have a significant impact on our business, operating results or financial condition in the future. Should one or more of these risks or uncertainties materialize, or should underlying information, judgments, beliefs or assumptions prove incorrect, actual results or outcomes could differ materially from those expressed or implied by the forward-looking statements in this news release. Some of these risks and uncertainties are described in our Annual Report on Form 10-K for the year ended December 31, 2008 and our other periodic filings with the Securities and Exchange Commission.  We disclaim any intention or obligation to update the forward-looking statements contained in this news release.

ATC TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Net sales:
Services	$84,887	$86,512	$162,203	$171,269
Products	33,576	49,110	69,736	93,895
Total net sales	118,463	135,622	231,939	265,164

Cost of sales:
Services	60,479	66,493	115,786	127,626
Products	28,285	40,072	58,923	76,221
Products - exit, disposal, certain severance and other charges	566	-	946	-
Total cost of sales	89,330	106,565	175,655	203,847

Gross profit	29,133	29,057	56,284	61,317

Selling, general and administrative expense	12,440	14,409	25,191	27,779
Amortization of intangible assets	20	36	50	87
Impairment of goodwill	36,991	-	36,991	-
Exit, disposal, certain severance and other charges	1,561	152	4,343	1,118

Operating income (loss)	(21,879)	14,460	(10,291)	32,333

Interest income	67	106	130	406
Other income (expense), net	(2)	28	9	99
Interest expense	(349)	(247)	(607)	(375)

Income (loss) from continuing operations before income taxes	(22,163)	14,347	(10,759)	32,463

Income tax expense (benefit)	(5,565)	5,387	(1,345)	12,418

Income (loss) from continuing operations	(16,598)	8,960	(9,414)	20,045

Gain (loss) from discontinued operations, net of income taxes	42	34	42	(2,478)

Net income (loss)	$(16,556)	$8,994	$(9,372)	$17,567

Per common share - basic:
Income (loss) from continuing operations	$(0.85)	$0.43	$(0.48)	$0.94
Gain (loss) from discontinued operations	$-	$-	$-	$(0.12)
Net income (loss)	$(0.84)	$0.43	$(0.48)	$0.82

Weighted average number of common shares
outstanding	19,631	21,002	19,588	21,422

Per common share - diluted:
Income (loss) from continuing operations	$(0.85)	$0.42	$(0.48)	$0.93
Gain (loss) from discontinued operations	$-	$-	$-	$(0.11)
Net income (loss)	$(0.84)	$0.42	$(0.48)	$0.81

Weighted average number of common and
common equivalent shares outstanding	19,631	21,187	19,588	21,645

ATC TECHNOLOGY CORPORATION
Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles ("GAAP") to those presented on the basis of methodologies other than in accordance with GAAP ("non-GAAP")

(In millions, except per share data)
	Actual			Actual			Actual	Projected
	For the three months ended June 30,			For the six months ended June 30,			For the twelve months ended December 31,	For the twelve months ended December 31, 2009
	2009		2008	2009		2008	2008	Low	High
	(Unaudited)			(Unaudited)			(Unaudited)	(Unaudited)
Consolidated Data:

Income (loss) from continuing operations (GAAP basis)	$(16.6)		$9.0	$(9.4)		$20.0	$(22.7)	$10.2	$12.1

Impairment of goodwill - Drivetrain Segment, net of tax	26.0	(a)	-	26.0	(a)	-	56.8 (b)	26.0	26.0
Plant closure and restructuring costs - Drivetrain segment, net of tax	1.3		-	3.3		-	6.1	4.3	4.3

Adjusted Income from continuing operations (non-GAAP basis)	$10.7		$9.0	$19.9		$20.0	$40.2	$40.5	$42.4

Earnings Per Diluted Share:
Income (loss) from continuing operations (GAAP basis)	$(0.85)		$0.42	$(0.48)		$0.93	$(1.09)	$0.51	$0.61

Impairment of goodwill - Drivetrain Segment, net of tax	1.32		-	1.32		-	2.69	1.32	1.32
Plant closure and restructuring costs - Drivetrain segment, net of tax	0.07		-	0.17		-	0.29	0.22	0.22
Reconcilement due to share count change from Basic to Diluted	-		-	-		-	0.02	-	-

Adjusted Income from continuing operations (non-GAAP basis)	$0.54		$0.42	$1.01		$0.93	$1.91	$2.05	$2.15

Diluted Shares Outstanding	19.7		21.2	19.7		21.6	21.1	19.8	19.8

Free Cash Flow:
Net cash provided by operating activities - continuing operations (GAAP basis)								$46.0	$51.0

Purchases of property, plant and equipment								(9.0)	(11.0)

Free cash flow (non - GAAP basis)								$37.0	$40.0

Drivetrain Segment Data:

Segment profit (loss) (GAAP basis)	$(37.5)		$3.1	$(39.5)		$5.6	$(81.3)	$(37.8)	$(36.8)

Impairment of goodwill - Drivetrain Segment	37.0		-	37.0		-	79.1	37.0	37.0
Plant closure and restructuring costs - Drivetrain segment	2.1		-	5.3		-	9.7	6.8	6.8

Adjusted Segment profit (non-GAAP basis)	$1.6		$3.1	$2.8		$5.6	$7.5	$6.0	$7.0

(a)  Includes income tax expense of $0.9 million, or $0.05 per diluted share, recorded during the second quarter of 2009, primarily related to valuation allowances on applicable state deferred tax assets.

(b)  Includes an income tax benefit of $0.4 million, or $0.02 per diluted share, recorded during the fourth quarter of 2008, from a revaluation of certain deferred tax assets primarily related to tax deductible goodwill.

__________________________________________________________________
Explanation of non-GAAP financial measures:
The Company reports its financial results of operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The Company also provides non-GAAP financial information to complement its consolidated financial statements presented in accordance with GAAP.  This press release includes such non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of the Company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

Following is a description of the various non-GAAP financial measures used by the Company:

Adjusted Income From Continuing Operations:  Represents income (loss) from continuing operations (GAAP basis) adjusted to exclude, on an after-tax basis, (i) the Drivetrain impairment of goodwill charges and (ii) the Drivetrain plant closure and restructuring costs.

Adjusted Income From Continuing Operations Per Diluted Share:  Represents income (loss) from continuing operations per share (GAAP basis) adjusted to exclude, on an after-tax basis per diluted share, (i) the Drivetrain impairment of goodwill charges and (ii) the Drivetrain plant closure and restructuring costs.

Adjusted Segment profit:  Represents segment profit (loss) (GAAP basis) adjusted to exclude (i) the Drivetrain impairment of goodwill charges and (ii) the Drivetrain plant closure and restructuring costs.

Free Cash Flow:  Represents net cash provided by operating activities – continuing operations reduced by purchases of property, plant and equipment.

The Company believes these non-GAAP financial measures provide management, investors, equity analysts, and rating agencies with useful information by which to measure our performance.  In addition, many of the Company’s internal performance measures are based on these non-GAAP financial measures.

The Company’s non-GAAP financial measures may vary from similar titled measures of other companies because of differences in the way the measures are calculated and therefore should not be used to compare the Company’s performance to that of other companies.

Whenever the Company presents non-GAAP financial measures, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP is made available.  The non-GAAP financial measures used by the Company are not intended to supercede or replace the Company’s GAAP results or expectations.